EXHIBIT 99.1

                              ARTICLES OF AMENDMENT
                                     TO THE
                          ARTICLES OF INCORPORATION OF
                     INTREPID TECHNOLOGY AND RESOURCES, INC.

          Pursuant to Title 30, Chapter 1, Idaho Code, Intrepid Technology and Resources, inc. has adopted the following Articles of Amendment to its Articles of Incorporation:

                                        I

          The name of the corporation is Intrepid Technology and Resources, Inc.

                                       II

          The following amendment to the Articles of Incorporation was adopted by the directors and presented to the shareholders of the corporation at a meeting of the shareholders on December 14, 2004, in the manner prescribed by the Idaho Business Corporation Act:

          Article V of the Articles of Incorporation was amended to read as follows:

          The total number of shares which the corporation shall have authority to issue is: three hundred fifty-five million
          (355,000,000), of which three hundred fifty million (350,000,000) shares at the par value of $.005 each shall be designated common stock, and of which five million (5,000,000) shares at the par value of $1.00 each shall be designated preferred stock.

          Shares of preferred stock may be issued from time to time in one or more series, each of such series to have distinctive serial designations which may be by distinguishing number, letter, or title as shall hereafter be determined together with such voting powers, rights of redemption, dividends and liquidation preferences all of which shall hereafter be determined in the resolution or resolutions providing for the issue of such preferred stock from time to time adopted by the Board of Directors of the Company, pursuant to authority so to do which is hereby conferred upon and invested in the Board of Directors.

                                       III

          The number of shares of the corporation outstanding at the time of such adoption was 131,005,116 shares of common stock, and the number of shares entitled to vote thereon was 120,366,819.

                                       IV
          The number of shares voted for such amendment was 66,072,004, and the number of shares voted against such amendment was 8,038,363.

          DATED this 14th day of December, 2004.

                                    INTREPID TECHNOLOGY AND RESOURCES, INC.

                                                            By: /s/Dennis Keiser
                                                                ----------------
                                                          Its: President and CEO
                                                               -----------------


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